UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Kevin B. Rollins
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   FY '99 ended 1/29/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock 1               |      |    |                  |   |           |4900               |D     |                           |
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Common Stock                 |      |    |                  |   |           |1033               |I     |Employer 401(k) Plan       |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Nonqualified Stock Optio|$1.762  |     |    |           |   |2    |4/1/0|Common Stock|       |       |768000      |D  |            |
ns                      |        |     |    |           |   |     |6    |            |       |       |            |   |            |
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Nonqualified Stock Optio|$1.762  |     |    |           |   |3    |4/1/0|Common Stock|       |       |2481000     |D  |            |
ns                      |        |     |    |           |   |     |6    |            |       |       |            |   |            |
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Nonqualified Stock Optio|$2.891  |     |    |           |   |4    |7/11/|Common Stock|       |       |560000      |D  |            |
ns                      |        |     |    |           |   |     |06   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$18.52  |     |    |           |   |5    |7/18/|Common Stock|       |       |200000      |I  |By Trust 6  |
ns                      |        |     |    |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$20.313 |     |    |           |   |7    |12/22|Common Stock|       |       |600000      |D  |            |
ns                      |        |     |    |           |   |     |/07  |            |       |       |            |   |            |
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Nonqualified Stock Optio|$25.475 |3/20/|A   |176792     |A  |3/20/|3/20/|Common Stock|176792 |N/A    |176792      |D  |            |
ns                      |        | 1998|    |           |   |99   |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$57.797 |7/17/|A   |129770     |A  |8    |7/17/|Common Stock|129770 |N/A    |            |D  |            |
ns                      |        | 1998|    |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$57.797 |9/25/|G   |129770     |D  |8    |7/17/|Common Stock|129770 |N/A    |0           |D  |            |
ns                      |        | 1998|    |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$57.797 |9/25/|A   |129770     |A  |8    |7/17/|Common Stock|129770 |N/A    |129770      |I  |By Family L.|
ns                      |        | 1998|    |           |   |     |08   |            |       |       |            |   |P. 6        |
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
Explanation of Responses:
1. The information contained in this Form 5 has been adjusted to take into account the two-for-one stock splits paid on March 5 and September 4 of 1998, but has not been adjusted for the one paid on March 6, 1999.
2. Exercisable in accordance with the following schedule: 256,000 shares on 4/1 of each year from 1999 through 2001.
3. Exercisable in accordance with the following schedule: 369,000 shares currently exercisable and 704,000 shares on 4/1 of each year from 1999 through 2001.
4. Exercisable in accordance with the following schedule: 112,000 shares on 7/11 of each year from 1997 through 2001.
5. Exercisable in accordance with the following schedule: 40,000 shares on 7/18 of each year from 1998 through 2002.
6. Held by a trust or limited partnership established for the benefit of the reporting person's children.
7. Exercisable in accordance with the following schedule: 120,000 shares on 12/22 of each year from 1998 through 2002.
8. Exercisable in accordance with the following schedule: 25,954 shares on 7/17 of each year from 1999 through 2003.